EXHIBIT 7(d)


                             SALES AGENCY AGREEMENT


                                          As of May 30, 2006


RAYMOND JAMES & ASSOCIATES, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716

Dear Sir or Madam:

      This agreement (the "Agreement") sets forth the terms and conditions upon which Falcon Mezzanine Partners, LP (the "Selling Stockholder") has engaged Raymond James & Associates, Inc. (the "Sales Agent") to serve as the Selling Stockholder's exclusive agent with respect to the placement of up to 2,975,576 shares (the "Shares") of common stock, $0.00001 par value per share, of Horizon Offshore, Inc. (the "Company") currently held by the Selling Stockholder.

      The Selling Stockholder and the Sales Agent agree as follows:

      1. Agreement to Act as Sales Agent. On the basis of the representations, warranties, covenants and agreements herein contained, but subject to the terms and conditions herein set forth, the Selling Stockholder agrees to sell through the Sales Agent, as exclusive Sales Agent, and the Sales Agent agrees to sell, as Sales Agent for the Selling Stockholder, on a reasonable efforts basis, up to 2,975,576 shares of common stock (the "Maximum Amount") on the terms set forth herein. The execution of this Agreement by the parties hereto does not constitute a guarantee that the Sales Agent will be able to complete any sales of the Shares, nor shall this Agreement be construed to require the Sales Agent to purchase any Shares for its own account.

      2. Delivery. The Shares, up to the Maximum Amount, may be sold in a single transaction, multiple transactions, or otherwise as agreed to between the Selling Stockholder and the Sales Agent. The sales prices for the Shares will be determined by negotiations between the Sales Agent and potential buyers and then presented to the Selling Stockholder. The Selling Stockholder shall have sole discretion to accept or decline each offer by a potential buyer to acquire all or any portion of the Shares. The Selling Stockholder agrees to sell such Shares up to the Maximum Amount through the Sales Agent. As compensation for its services hereunder, the Sales Agent shall receive a commission of 6.5% of the gross price of the Shares sold. After deducting the above-referenced commissions, the Sales Agent shall remit the net proceeds to the Selling Stockholder for such Shares (the "Net Proceeds").

      The Selling Stockholder or the Sales Agent may, upon notice to the other party hereto by telephone (confirmed promptly by telecopy), suspend the Sales Agent's efforts hereunder with respect to any unsold Shares; provided, however, that such suspension or termination shall not affect or impair the parties' respective obligations with respect to Shares sold hereunder prior to the giving of such notice.



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      Unless otherwise agreed, settlement for sales of Shares will occur on the third business day following the date on which such sales are made (each a "Closing Date"). The amount of proceeds for such sales to be delivered to the Selling Stockholder against the receipt of the Shares sold shall be the Net Proceeds in respect of such sales. If the Selling Stockholder shall default on its obligation to deliver Shares on any Closing Date, the Selling Stockholder shall, in addition to the provisions of Section 3.6 below, (a) hold the Sales Agent harmless against any loss, claim or damage arising from or as a result of such default by the Selling Stockholder and (b) pay the Sales Agent any commission to which it would otherwise be entitled absent such default.

      3. Representations and Warranties of the Selling Stockholder. The Selling Stockholder represents and warrants and covenants to the Sales Agent that:

            3.1 Due Execution and Delivery. The Selling Stockholder has full power and authority to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by it. All authorizations and consents necessary for the execution and delivery by the Selling Stockholder of this Agreement have been given. This Agreement has been duly authorized, executed and delivered by or on behalf of the Selling Stockholder and constitutes a valid and binding agreement of the Selling Stockholder and is enforceable against the Selling Stockholder in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors' rights generally or by general principles of equity relating to the availability of remedies.

            3.2 Good Title. The Selling Stockholder, at the time of delivery hereunder, will have (a) good and marketable title to the Shares to be sold by such Selling Stockholder hereunder, free and clear of all encumbrances, and (b) full legal right and power, and all authorizations and approvals required by law, to sell, transfer and deliver the Shares to any potential buyer and to make the representations, warranties, covenants and agreements made by such Selling Stockholder herein.

            3.3 Consents. No consent, approval, authorization or order of, or any filing or declaration with, any governmental body is required for the consummation by the Selling Stockholder of the transactions on its part contemplated herein.

            3.4 Registration Statement. The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 333-127640) (the "Resale Registration Statement"), which has become effective for the registration under the Securities Act of 1933, as amended (the "Securities Act") of the Shares. As of the date of this Agreement and as of the date of any transaction executed pursuant to this Agreement, the Selling Stockholder has, or will have, no knowledge that the Resale Registration Statement is subject to any stop order or any similar proceeding by the Commission.



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            3.5 Material Adverse Information. The sale of the Shares proposed to be sold by such Selling Stockholder is not prompted by the Selling Stockholder's knowledge of any material adverse information concerning the Company or the Shares. 1.1 The Company has not disclosed to the Selling Stockholder information that would constitute material non-public information other than the existence of the transaction contemplated hereby.

            3.6 Failure to Deliver Certificates. In addition to any other rights available to the Sales Agent, if, with respect to each transaction effected pursuant to this Agreement, the Selling Stockholder fails to deliver the Shares to the Sales Agent by the Delivery Date (as defined below), and if after the Delivery Date the Sales Agent purchases (in an open market transaction or otherwise) shares of the Company's common stock to deliver in satisfaction of any transaction effected pursuant to this Agreement, then the Selling Stockholder shall immediately pay in cash to the Sales Agent (in addition to any remedies available to or elected by the Sales Agent) the amount by which (a) the Sales Agent's total purchase price (including brokerage commissions, if any) for the shares of the Company's common stock so purchased exceeds (b) the total purchase price for the Shares sold by the Selling Stockholder in the transaction for which the Selling Stockholder failed to make timely delivery (which amount shall be paid as liquidated damages and not as a penalty). "Delivery Date" shall mean the second trading day after Shares have been sold in a transaction pursuant to this Agreement.

            3.7 Affiliate. The Selling Stockholder is not an "affiliate" of the Company as such term is defined in paragraph (a)(1) of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended and has not been an affiliate during the preceding three months.


            3.8 [RESERVED].


            3.9 [RESERVED].


            3.10 No Stabilization or Manipulation. The Selling Stockholder has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

      4. Indemnification. (a) The Selling Stockholder agrees to indemnify and hold harmless the Sales Agent, the directors, officers, employees and agents of the Sales Agent and each person, if any, who controls the Sales Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all investigative, legal and other expenses reasonably incurred in connection with, and any and all amounts paid in settlement of, any action, suit or proceeding between any of the indemnified


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parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which the Sales Agent, or any such person, may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in or material omission in the Resale Registration Statement, or any prospectus constituting a part thereof, (ii) any breach of any representation, warranty, covenant or agreement made by the Selling Stockholder herein or (iii) the engagement of the Sales Agent pursuant to, and the performance by the Sales Agent of the services contemplated by, this Agreement; provided that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of the Sales Agent. This indemnity agreement will be in addition to any liability that the Selling Stockholder might otherwise have.

            (b) If the Sales Agent proposes to assert the right to be indemnified under this Section 4, the Sales Agent will, promptly after receipt of notice of commencement of any action against such Sales Agent in respect of which a claim is to be made against the Selling Stockholder under this Section 4, notify the Selling Stockholder of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify the Selling Stockholder will not relieve the Selling Stockholder from (i) any liability that it might have to any indemnified party otherwise than under this Section 4 and
(ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 4 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Selling Stockholder. If any such action is brought against any indemnified party and it notifies the Selling Stockholder of its commencement, the Selling Stockholder will be entitled to participate in and, to the extent that it elects, by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, to assume the defense of the action, with counsel satisfactory to the indemnified party, and after notice from the Selling Stockholder to the indemnified party of its election to assume the defense, the Selling Stockholder will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the Selling Stockholder, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Selling Stockholder, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the Selling Stockholder (in which case the Selling Stockholder will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the


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Selling Stockholder has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Selling Stockholder. It is understood that the Selling Stockholder shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party within 30 calendar days of receipt of a written request for reimbursement (which shall include reasonably detailed documentation supporting such fees, disbursements or other charges). The Selling Stockholder will not be liable for any settlement of any action or claim affected without its written consent (which consent will not be unreasonably withheld). The Selling Stockholder shall not, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 4 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

            (c) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 4 is applicable in accordance with its terms but for any reason is held to be unavailable from the Selling Stockholder, the Selling Stockholder will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Selling Stockholder and the Sales Agent may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Selling Stockholder on the one hand and the Sales Agent on the other. The relative benefits received by the Selling Stockholder on the one hand and the Sales Agent on the other hand shall be deemed to be the same proportion as the total net proceeds from the sale of Shares (before deducting expenses) received by the Selling Stockholder bear to the total compensation (before deducting expenses) received by the Sales Agent from the sale of Shares on behalf of the Selling Stockholder. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Selling Stockholder, on the one hand, and the Sales Agent, on the other hand, as well as any other relevant equitable considerations. The Selling Stockholder and the Sales Agent agree that it would not be just and equitable if contributions pursuant to this
Section 4(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense or damage or action in respect thereof, referred to above in this Section 4(c) shall be deemed to


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include, for the purpose of this Section 4(c), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the foregoing provisions of this Section 4(c), the Sales Agent shall not be required to contribute any amount in excess of the commissions received by it under the Agreement, and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4(c), any person who controls a party to this Agreement within the meaning of the Securities Act and any officers, directors, employees or agents of the Sales Agent, will have the same rights to contribution as that party. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 4(c), will notify any such party or parties from whom contribution may be sought, but the omission so to notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 4(c). Except for a settlement entered into pursuant to the last sentence of Section 4(b) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent (which consent will not be unreasonably withheld).

      5. Termination. This agreement shall expire on June 12, 2006 unless extended by mutual written consent of both parties.

      6. Conditions Precedent to Sale. Each sale of Shares pursuant to this Agreement shall be subject to:

            (a) The Resale Registration Statement shall have become effective and no stop order suspending the effectiveness of the Resale Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or, to the knowledge of the Selling Stockholder, threatened by the Commission;

            (b) The Resale Registration Statement or prospectus constituting a part thereof, or any amendment or supplement thereto, shall not contain an untrue statement of fact that in the Sales Agent's opinion is material, or omits to state a fact that in the Sales Agent's reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading; and

            (c) The Selling Stockholder shall have furnished to the Sales Agent such appropriate further information, certificates and documents as the Sales Agent may reasonably request.

      7. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and, unless otherwise specified, shall be mailed or delivered (a) if to the Selling Stockholder, at the office of the Selling Stockholder, Falcon Mezzanine Partners, LP, 21


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Custom House Street, 10th Floor, Boston, Massachusetts 02110, Attention: William
J. Kennedy Jr. fax (617) 412-0299 or (b) if to the Sales Agent, at the office of Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: Jeffrey Fordham, fax (727) 575-5773. Any such notice shall be effective only upon receipt. Any notice under Section 7 may be made by facsimile or telephone, but if so made shall be subsequently confirmed in writing.

      8. Survival. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Selling Stockholder set forth in this Agreement or made by or on its behalf pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Selling Stockholder, any of its officers or directors, the Sales Agent or any controlling person referred to in Section 4 hereof and (ii) delivery of and payment for the Shares. The respective agreements, covenants, indemnities and other statements set forth in the last paragraph of Section 2,
Section 3.6, Section 4, Section 9 and Section 11 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

      9. Successors. This Agreement shall inure to the benefit of and shall be binding upon the Sales Agent, the Selling Stockholder and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the indemnification contained in Section 4 of this Agreement shall also be for the benefit of the directors, officers, employees and agents of the Sales Agent and any person or persons who control the Sales Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

      10. Applicable Law. The validity and interpretations of this Agreement, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any provisions relating to conflicts of laws.

      11. Consent to Jurisdiction. The Selling Stockholder irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of, or relating to, this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, the Selling Stockholder waives personal service of any summons, complaint, or other process and agrees that service thereof may be made in accordance with Section 7. Within 30 days after such service, or such other time as may be mutually agreed


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upon in writing by the attorneys for the parties to such action or proceeding, the Selling Stockholder shall appear or answer such summons, complaint, or other process. Should the Selling Stockholder fail to appear or answer within such 30-day period or such extended period, as the case may be, the Selling Stockholder shall be deemed in default and judgment may be entered against the Selling Stockholder for the amount as demanded in any summons, complaint, or other process so served. The Selling Stockholder hereby irrevocably appoints Cahill Gordon & Reindel LLP, counsel to the Selling Stockholder, as the Selling Stockholder's agent to receive service of process in any action against the Selling Stockholder in any federal or state court of the State of New York arising out of this offering.

      12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed original signatures.

      13. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto as to the matters covered hereby and supersedes all prior understandings, written or oral, relating to such subject matter.




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      Each party hereby indicates its agreement to the foregoing by executing this Agreement in the space provided below.


                                    Very truly yours,
                                    SELLING STOCKHOLDER
                                    FALCON MEZZANINE PARTNERS, LP


                                    By: Falcon Mezzanine Investments, LLC
                                          As General Partner

                                    By: /s/ Eric Y. Rogoff
                                        -----------------------------
                                    Name: Eric Y. Rogoff
                                    Title: Vice President





Confirmed as of the date first
above mentioned:

RAYMOND JAMES & ASSOCIATES, INC.


By: /s/ Raj Singh
    -------------------------
Name: Raj Singh
Title: Managing Director